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                                                                 Exhibit (a)(4)

                           CASELLA WASTE SYSTEMS, INC.

               NOTICE OF CHANGE IN ELECTION FROM ACCEPT TO REJECT

              Pursuant to the Offer to Exchange Dated July 2, 2001



To Casella Waste Systems, Inc.:

Attn:    Priscilla Hughes or Mary Mullin

         I previously received a copy of the Offer to Exchange and the materials accompanying the offer. I completed, signed and returned the election form, in which I elected to offer to exchange eligible options. I now wish to change that election.

         I understand that in order to withdraw my acceptance and reject the offer, I must sign and deliver this notice to Mary Mullin before midnight, Rutland, Vermont Time, on July 31, 2001, or if Casella extends the deadline to exchange options, before the extended expiration of the offer, and put an "X" in the following box:


         / / I do not wish to offer for exchange the following eligible options (list all option agreements which you no longer wish to exchange. If all, write "all").

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         By rejecting the offer to exchange options, I understand that I will not receive any new options and I will keep the options listed on my election form. These options will continue to be governed by the stock option plan(s) under which they were granted and the existing option agreement.







                                                       Date:              , 2001
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Signature

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